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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          RENT-A-WRECK OF AMERICA, INC.


                                    ARTICLE I

          The name of the corporation is Rent-A-Wreck of America, Inc.

                                   ARTICLE II

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. Authorized Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is 35,000,000 of which
(i) 25,000,000 shares par value $.01 shall be Common Stock and (ii) 10,000,000 shares par value $.01 shall be Series A Convertible Preferred Stock ("Series A Preferred"). The Common Stock and the Series A Preferred shall be identical in all respects, except as otherwise provided in Sections B and C of this Article IV.

         B.       Common Stock.

                  1. Voting. The Common Stock shall have one vote per share on each proposal submitted to stockholders of the corporation for their vote thereon.

                  2. Dividends. With respect to the payment of dividends, holders of Common Stock shall be entitled to receive dividends, including, without limitation, cash dividends, when and as declared by the Board of Directors, out of any funds or property of the corporation at the time legally available for the payment of dividends after payment of dividends to holders of Series A Preferred as required pursuant to Section C of this


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Article IV. No dividends shall be paid to, declared or set apart for payment of holders of Common Stock, unless all past accumulated dividends on the Series A Preferred shall have first been paid.

                  3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the corporation available for distribution to its stockholders shall be distributed pro rata, first to the holders of Series A Preferred, as provided in Section C(5) of this Article IV, and then among all shares of Common Stock then outstanding. In determining amounts payable under this Section B(4), amounts payable in respect of all shares registered on the books of the corporation in the name of any one stockholder shall be cumulated and rounded to the nearest one cent ($.01).

         C.       Series A Preferred.

                  1. Voting Rights. The Series A Preferred shall have identical voting rights to vote on proposals submitted to the stockholders of the corporation as the holders of the Common Stock, except that, holders of the Series A Preferred shall, voting as a class, have the following additional rights:

                           (a) The holders of the Series A Preferred shall have
the right to elect up to four members of the corporation's Board of Directors consisting of a maximum of seven members until such time as less than $500,000 of Series A Preferred remains outstanding, at which such time the right to vote as a class on the election of directors shall terminate and the Series A Preferred shall vote on the election of directors on the same basis as the Common Stock (i.e., one vote per share). Members of the board of directors (or their successors) elected pursuant to this Section shall serve until the earlier of their resignation or such time as their successors have been duly qualified and elected. The failure of the Series A Preferred to elect any or all of such members at any time shall not be deemed to be a waiver of this right.

                           (b) Until such time as less than $500,000 of the
Series A Preferred remains outstanding, the corporation will not without the consent by holders of a majority of the then outstanding shares of Series A Preferred, considered as a single class, given in writing without a meeting or affirmative vote given in person or by proxy at a meeting called for such purpose:


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                                    (i) directly or through merger or
consolidation with any other corporation, amend, alter or repeal the certificate of incorporation of the corporation if such amendment would affect any of the rights, preferences or privileges of the Series A Preferred (except for amendments reasonably required to correct ambiguities or inconsistencies in the certificate of incorporation or which are nonmaterial and do not materially and adversely affect the rights, preferences and privileges of holders of the Series A Preferred);

                                    (ii) enter into any transaction, agreement
or contract which, by its terms, would restrict the corporation's ability to pay dividends, as required pursuant to this Section C of Article IV;

                                    (iii)  redeem or repurchase any outstanding
stock (except that no consent shall be required for repurchases of Common Stock owned by employees of the corporation);

                                    (iv) voluntarily liquidate or dissolve or
wind up the corporation or sell all or substantially all of the corporation's assets;

                                    (v) enter into any business other than (a)
the rental of cars and trucks, (b) the sale of franchises for the rental of cars and trucks, (c) the operation of such franchise network, (d) the development of various insurance products and arrangements for delivery and provision of insurance products and services for franchises, and (e) the provision of fleet financing and purchase money financing for franchises;

                                    (vi) adopt any employee stock option plans;

                                    (vii) amend any employee stock option plan,
whether outstanding on the date this Certificate is filed or adopted thereafter, including, without limitation, the corporation's 1988 Stock Option Plan;

                                    (viii) issue any Common Stock (except for
229,000 shares subject to grants of stock options outstanding on the date hereof 1,375,000 shares issuable upon conversion of the Series A Preferred and 827,500 shares issuable upon exercise of warrants outstanding on the date hereof, in all cases such number of shares being subject to adjustment for anti-dilutive provisions);


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                                    (ix) issue any class of Preferred Stock,
other than the Series A Preferred, or securities convertible into Common Stock, or options to acquire Common Stock or securities convertible into Common Stock (except for Common Stock or options issuable pursuant to the corporation's 1988 Stock Option Plan); or

                                    (x) engage in any transaction that would
result in a dividend to the holders of the Series A Preferred under Section 305 of the internal Revenue code of 1986, as amended.

                  2. Preferred Dividends. The holders of Series A Preferred shall be entitled to the payment of a dividend out of any funds legally available therefor equal to $0.80 per share multiplied by a coupon rate equal to 10% per annum, such rate accruing from the date of issue of the Series A Preferred (the "Preferred Dividend"). The Preferred Dividend shall be payable quarterly on the first day of each January, April, July and October (the "Payment Dates"), for the preceding quarter commencing with the first of the Payment Dates that follows a full quarter after the issuance of the Series A Preferred hereunder; provided, however, the corporation may at its option, elect to accrue any or all of the Preferred Dividends otherwise due and payable. In the event that Preferred Dividends are not paid as provided in this Section C(2), the right to such dividends on shares of Series A Preferred shall be cumulative (but shall not compound) and shall accrue to holders of Series A Preferred despite the fact that no or only a partial dividend on such shares was declared in any prior period.

                  3.       Conversion of Series A Preferred.

                           (a) At the option of the holder, and at any time, any
holder of Series A Preferred may convert all or any portion of such holder's shares of Series A Preferred into shares of Common Stock.

                           (b) Upon receipt by the corporation from a record
holder of shares of Series A Preferred of a written request so to convert, the shares of Series A Preferred subject to the request shall be converted into Common Stock, subject to Paragraph (e) below, at a rate of one share of Common Stock for each share of Series A Preferred converted. Such conversion shall be effective on the date indicated in the request to convert or, if no date is specified, on the date of such request to convert.

                           (c) All shares of Series A Preferred converted into
shares of Common Stock as provided in this Section C(3)


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shall be retired and cancelled and shall not be reissued, and the corporation may from time to time take such appropriate action as may be necessary to reduce the number of authorized shares of Series A Preferred by the number of shares of Series A Preferred so cancelled.

                           (d) Upon receipt of notice by the corporation from a
record holder of shares of Series A Preferred of the holder's intention to convert shares pursuant to this Section C(3), the outstanding shares of Series A Preferred to be converted shall be converted as of the date provided in Paragraph (b) of this Section C(3) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation, provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares issued upon such conversion unless certificates evidencing such shares of Series A Preferred being converted are either delivered to the corporation, or the holder notifies the corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith. Upon the occurrence of each such conversion of Series A Preferred, the holders of such shares being converted shall surrender the certificates representing such shares at the office of the corporation. Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which such shares were converted and a certificate or certificates for any shares of Series A Preferred not so converted.

                           (e) The Conversion Rate and the number of shares of
Common Stock to be issued upon the conversion of shares of Series A Preferred are subject to adjustment from time to time as follows:

                                    (i) In case the corporation shall (w) pay a
dividend in shares of Common Stock or make a distribution in shares of Common Stock, (x) subdivide its outstanding shares of Common Stock, (y) combine its outstanding shares of common Stock into a smaller number of shares of Common Stock, or (z) issue by reclassification any of its shares of Common Stock or other securities of the corporation, the number of shares of Common Stock to be issued upon the conversation of shares of Series A Preferred pursuant to this Section C(3) immediately prior thereto shall be adjusted so that the holders of the shares of Series A Preferred shall be entitled to receive the kind and number of shares of Common Stock or other securities of the corporation which he would have owned or have been entitled to receive after the happening of any of the events described above, had such conversion been effected immediately prior to the happening of such event or


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any record date with respect thereto. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                                    (ii) In case the corporation shall issue
rights, options or warrants to all holders of its outstanding Common Stock, without charge to such holders, entitling them to subscribe for or purchase shares of Common Stock, at a price per share which is lower at the date of issuance than $.80 per share of Common Stock, the number of shares of Common Stock thereafter to be issued upon the conversion of shares of Series A Preferred pursuant to this Section C(3) shall be determined by multiplying the number of shares of Common Stock theretofore to be issued upon conversion of shares of Series A Preferred by a fraction, of which the numerator shall be (i) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be (ii) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at $.80 per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

                                    (iii) In case the corporation shall
distribute or sell at less than fair market value to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding distributions referred to in subparagraph (i) above) or rights, options or warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in subparagraph
(ii) above), then in each case the number of shares of Common Stock thereafter to be issued upon the conversion of shares of Series A Preferred pursuant to this Section C(3) shall be determined by multiplying the number of shares of Common Stock theretofore to be issued upon the conversion of shares of Series A Preferred by a fraction, of which the numerator shall be (i) the then current market price per share of common Stock (as defined in subparagraph (iv) below) on the date of such distribution, and of which the denominator shall be (ii) such current market price per share of Common Stock, plus, as determined in each case on a per share basis, (a) the fair market value of any consideration received by the corporation less (B) the then


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fair value (as determined by the Board of Directors of the corporation) of the portion of the assets or evidences of indebtedness so distributed or such rights, options or warrants, or of such convertible or exchangeable securities. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                                    (iv) For the purpose of any computation
under this Paragraph (e) of Section C(3), the current market price per share of Common Stock at any date shall be the average of the daily closing prices for the first 10 consecutive trading days commencing 15 trading days before the date of such computation. The closing price for each day shall be the last reported sale price on such day or, in case no such reported sales takes place on such day, the average of the representative closing high bid and low asked quotations for the Common Stock on NASDAQ or any comparable system or in the National Daily Quotron Service Pink Sheets (the "Pink Sheets"). If the Common Stock is not listed on NASDAQ or a comparable system or in the Pink Sheets, the fair market value shall be determined in an appraisal made by an independent investment banking firm selected by the corporation for that purpose.

                                    (v) No adjustment in the number of shares of
Common Stock to be issued upon the conversion of shares of Series A Preferred hereunder shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of shares of Common Stock to be issued upon the conversion of shares of Series A Preferred; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

                                    (vi) In case the corporation shall sell any
shares for less than the Conversion Rate then in effect, or grant rights, options, warrants or other securities convertible into Common Stock at less than such conversion Rate, the Conversion Rate shall be reduced to the lowest such per share price at which such shares, rights, options, warrants or other securities convertible into Common Stock were offered prior to the date on which the Series A Preferred is converted by each holder thereof.

                                    (vii) For the purpose of any computation
under this Section C(3), the number of shares of Common Stock deemed outstanding at any given time does not include shares owned or held by or for the account of the corporation.


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                                    (viii) For purposes of this Paragraph (e) of
Section C(3), the term "shares of Common Stock" shall mean (x) the class of stock of the corporation designated as the Common Stock of the corporation at the date the Certificate of Incorporation was filed, or (y) any other class of stock resulting from successive changes or reclassifications of such Common Stock. In the event that at any time, as a result of an adjustment made pursuant to subparagraph (i) above, the holders of shares of Series A Preferred shall become entitled to convert such shares into any shares of the corporation other than shares of Common Stock, thereafter the number of such other shares to be issued upon the conversion of shares of Series A Preferred and the Conversion Rate with respect to such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock to be issued upon the conversion of shares of Series A Preferred contained in subparagraphs (i) through (vii), inclusive, above, and the balance of the provisions hereof shall apply on like terms to any such other shares.

                                    (ix) Upon the expiration of any rights,
options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Conversion Rate and the number of shares of Common Stock to be issued upon the conversion of shares of Series A Preferred shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and
(B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise plus the aggregate consideration, if any, actually received by the corporation for the issuance, sale or grant of all of such rights, options, warrants or conversion or exchange rights whether or not exercised, provided, that no such readjustment shall have the effect of increasing the Conversion Rate by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

                                    (x) In the event of any adjustment pursuant
to this Paragraph (e) of Section C(3), no fractional shares of Common Stock shall be issued in connection with the conversion of any shares of Series A Preferred, but the corporation shall, in lieu of such fractional shares, make such cash payment therefor on the basis of the current market price on the date immediately prior to exercise.


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                  4. Entitlement of Rights. In case the corporation shall issue rights to all holders of outstanding Common Stock, without charge to such holders, then, in addition to the adjustment provided for in Section C(3)(e)(ii), such rights shall also be offered to holder of the Series A Preferred and such holders shall be entitled to subscribe for such rights on the same basis as holders of Common Stock as if the Series A Preferred had been converted to Common Stock immediately prior to such offer.

                  5. Priority of Dividends. So long as any shares of Series A Preferred shall be outstanding, no dividend shall be paid or declared and no distribution shall be made on any Common Stock, unless and until the accrued dividends on the Series A Preferred, for all previous periods at the rates specified above, have been paid or declared and a sum sufficient for the payment thereof set apart.

                  6. Rights on Liquidation, Dissolution and Winding Up. The liquidation, dissolution and winding up (whether voluntary or involuntary) preference of each share of Series A Preferred shall be $.80 plus all accrued but unpaid dividends, if any, to be paid in full prior to any distribution on the Common Stock or other classes or series of preferred stock hereafter created. Neither the merger nor consolidation of the corporation into or with any other corporation or of any other corporation into or with the corporation, nor a sale or lease of less than substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section C(6). If upon any liquidation, dissolution or winding up of the corporation whether voluntary or involuntary, the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the full preferential amounts required to be paid then, after payment of or provision for the liabilities of the corporation, the entire.assets of the corporation shall be distributed ratably among the holders of Series A Preferred.

                  7. Notices. Any notice required to be given to any holder of shares of Series A Preferred shall be deemed given if delivered by messenger, transmitted by facsimile or deposited in the United States mail, postage prepaid, and addressed to such holder of record at his address appearing on the books of the corporation. The date of any notice given pursuant to this Section shall be the date delivered, transmitted or mailed.

                  8. No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the corporation by reason of conversion shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the corporation shall be authorized to issue.


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                                    ARTICLE V

         A. Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all monetary liability and loss suffered and expenses reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the corporation.

         B. Prepayment of Expenses. The corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article V or otherwise.

         C. Claims. If a claim for indemnification or payment of expenses under this Article V is not paid in full within sixty (60) days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         D. Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such persons may have or hereafter acquire under any statute, provision of this certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

         E. Other Indemnification. The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or


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non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

         F. Limitation on Directors' Liability. No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         G. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   ARTICLE VI

         The Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation.


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